Pricing Supplement dated June , 2025	Subject to Completion Dated June 17, 2025	Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)

Royal Bank of Canada Trigger Autocallable Contingent Yield Notes

$• Notes Linked to the iShares® MSCI Emerging Markets ETF due on or about June 21, 2028

Investment Description

The Trigger Autocallable Contingent Yield Notes (the “Notes”) are senior unsecured debt securities issued by Royal Bank of Canada linked to the performance of the iShares® MSCI Emerging Markets ETF (the “Underlying”). We will pay a quarterly Contingent Coupon payment if the closing value of the Underlying on the applicable Coupon Observation Date is greater than or equal to the Coupon Barrier. Otherwise, no coupon will be paid for that quarter. We will automatically call the Notes early if the closing value of the Underlying on any quarterly Call Observation Date (beginning one year after the Trade Date) is greater than or equal to the Initial Underlying Value. If the Notes are called, we will pay you the principal amount of your Notes plus the Contingent Coupon for the applicable quarter, and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the Final Underlying Value is greater than or equal to the Downside Threshold (which is the same value as the Coupon Barrier), we will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Contingent Coupon for the final quarter. However, if the Notes are not called prior to maturity and the Final Underlying Value is less than the Downside Threshold, we will pay you less than the full principal amount at maturity, if anything, resulting in a loss of principal amount that is proportionate to the negative Underlying Return, and you will lose up to 100% of the principal amount. Investing in the Notes involves significant risks. You will not receive a coupon for any Coupon Observation Date on which the Underlying closes below the Coupon Barrier. The Notes will not be automatically called if the Underlying closes below the Initial Underlying Value on a quarterly Call Observation Date. You will lose a significant portion or all of your principal amount if the Notes are not called and the Final Underlying Value is less than the Downside Threshold. The contingent repayment of principal applies only at maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness. If we default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. The Notes will not be listed on any securities exchange.

Features

❑ Contingent Coupon — We will pay a quarterly Contingent Coupon payment if the closing value of the Underlying on the applicable Coupon Observation Date is greater than or equal to the Coupon Barrier. Otherwise, no coupon will be paid for the quarter.

❑ Automatically Callable — We will automatically call the Notes and pay you the principal amount of your Notes plus the Contingent Coupon otherwise due for the applicable quarter if the closing value of the Underlying on any quarterly Call Observation Date (beginning one year after the Trade Date) is greater than or equal to the Initial Underlying Value. If the Notes are not called, investors will have the potential for downside equity market risk at maturity.

❑ Downside Exposure with Contingent Repayment of Principal at Maturity — If by maturity the Notes have not been called and the Final Underlying Value is greater than or equal to the Downside Threshold, we will repay the full principal amount at maturity. However, if by maturity the Notes have not been called and the Final Underlying Value is less than the Downside Threshold, we will pay less than the full principal amount at maturity, if anything, resulting in a loss of principal amount that is proportionate to the negative Underlying Return. Accordingly, you may lose a significant portion or all of the principal amount of the Notes. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness.

Key Dates
Strike Date	June 16, 2025
Trade Date	June 17, 2025
Settlement Date	June 18, 2025
Coupon Observation Dates[1]	Quarterly (see page 5)
Call Observation Dates[1]	Quarterly (callable after one year) (see page 5)
Final Valuation Date[1]	June 16, 2028
Maturity Date[1]	June 21, 2028
[1] Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. WE ARE NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” IN THE ACCOMPANYING PROSPECTUS, PROSPECTUS SUPPLEMENT AND PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU COULD LOSE A SIGNIFICANT PORTION OR ALL OF THE PRINCIPAL AMOUNT OF YOUR NOTES.

Note Offering

We are offering Trigger Autocallable Contingent Yield Notes Linked to the iShares® MSCI Emerging Markets ETF. The Notes will be issued in minimum denominations of $10, and integral multiples of $10 in excess thereof, with a minimum investment of $1,000. The Initial Underlying Value, Downside Threshold and Coupon Barrier were determined on the Strike Date.

Underlying	Contingent Coupon Rate	Initial Underlying Value*	Downside Threshold**	Coupon Barrier**	CUSIP / ISIN
iShares® MSCI Emerging Markets ETF (EEM)	5.00% per annum	$47.23	$28.34, which is 60% of the Initial Underlying Value	$28.34, which is 60% of the Initial Underlying Value	78017M413 / US78017M4134

* The closing value of the Underlying on the Strike Date

** Rounded to two decimal places

See “Additional Information about Royal Bank of Canada and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus dated December 20, 2023, the prospectus supplement dated December 20, 2023, the underlying supplement no. 1A dated May 16, 2024, the product supplement no. 1A dated May 16, 2024 and this pricing supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Notes are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Price to Public		Fees and Commissions (1)		Proceeds to Us
Offering of the Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes Linked to the iShares® MSCI Emerging Markets ETF	•	$10.00	•	$0.125	•	$9.875

(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $0.125 per Note. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $9.29 and $9.79 per Note and will be less than the public offering price of the Notes. The final pricing supplement relating to the Notes will set forth the initial estimated value. The market value of the Notes at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information about Royal Bank of Canada and the Notes

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Notes are a part, the underlying supplement no. 1A dated May 16, 2024 and the product supplement no. 1A dated May 16, 2024. This pricing supplement, together with these documents, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the documents listed below, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

♦	Prospectus Supplement dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

♦	Underlying Supplement No. 1A dated May 16, 2024: https://www.sec.gov/Archives/edgar/data/1000275/000095010324006773/dp211259_424b2-us1a.htm

♦	Product Supplement No. 1A dated May 16, 2024: https://www.sec.gov/Archives/edgar/data/1000275/000095010324006777/dp211286_424b2-ps1a.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

Selected Purchase Considerations

The Notes may be appropriate for you if, among other considerations:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You can tolerate the loss of a significant portion or all of the principal amount of the Notes and are willing to make an investment that may have the full downside market risk of the Underlying.

♦	You believe that the closing value of the Underlying will be greater than or equal to the Coupon Barrier on most or all of the Coupon Observation Dates and greater than or equal to the Downside Threshold on the Final Valuation Date.

♦	You are willing to make an investment whose return is limited to any Contingent Coupon payments paid on the Notes, regardless of any potential appreciation of the Underlying, which could be significant.

♦	You are willing to invest in the Notes based on the Contingent Coupon Rate set forth on the cover page of this pricing supplement.

♦	You do not seek guaranteed current income from your investment and are willing to forgo the dividends paid on the Underlying or the securities composing the Underlying.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the value of the Underlying.

♦	You fully understand and accept the risks associated with the Underlying.

♦	You are willing to invest in Notes that may be called early and you are otherwise willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦	You are willing to assume our credit risk for all payments under the Notes, and understand that if we default on our obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be appropriate for you if, among other considerations:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You cannot tolerate the loss of a significant portion or all of the principal amount of the Notes, and you are not willing to make an investment that may have the full downside market risk of the Underlying.

♦	You believe that the closing value of the Underlying is likely to be below the Coupon Barrier on most or all of the Coupon Observation Dates and below the Downside Threshold on the Final Valuation Date.

♦	You seek an investment that participates in the full appreciation in the value of the Underlying or that has unlimited return potential.

♦	You are unwilling to invest in the Notes based on the Contingent Coupon Rate set forth on the cover page of this pricing supplement.

♦	You seek guaranteed current income from your investment or prefer to receive the dividends paid on the Underlying or the securities composing the Underlying.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the value of the Underlying.

♦	You do not fully understand or accept the risks associated with the Underlying.

♦	You are unable or unwilling to hold Notes that may be called early, or you are otherwise unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume our credit risk for all payments under the Notes, including any repayment of principal.

The considerations identified above are not exhaustive. Whether or not the Notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the appropriateness of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement for risks related to an investment in the Notes. For more information about the Underlying, see “Information about the Underlying” below.

Indicative Terms of the Notes[1]
Issuer:	Royal Bank of Canada
Principal Amount:	$10 per Note (subject to minimum investment of 100 Notes)
Term:	Approximately three years, if not previously called
Underlying:	The iShares® MSCI Emerging Markets ETF
Contingent Coupon:

If the closing value of the Underlying is greater than or equal to the Coupon Barrier on any Coupon Observation Date, we will pay you the Contingent Coupon applicable to that Coupon Observation Date.

If the closing value of the Underlying is less than the Coupon Barrier on any Coupon Observation Date, the Contingent Coupon applicable to that Coupon Observation Date will not accrue or be payable, and we will not make any payment to you on the relevant Contingent Coupon Payment Date.

The Contingent Coupon will be a fixed amount based upon equal quarterly installments at the Contingent Coupon Rate, which will be a per annum rate as set forth below.

Contingent Coupon Rate:	5.00% per annum. Whether Contingent Coupons will be paid on the Notes will depend on the performance of the Underlying.
Automatic Call Feature:	The Notes will be called automatically if the closing value of the Underlying on any Call Observation Date (beginning one year after the Trade Date and set forth on page 5) is greater than or equal to the Initial Underlying Value. If the Notes are called, we will pay you on the corresponding Coupon Payment Date (which will be the “Call Settlement Date”) an amount per Note equal to $10 plus the Contingent Coupon payment otherwise due. No further amounts will be owed to you under the Notes.
Payment at Maturity:

If the Notes are not called and the Final Underlying Value is greater than or equal to the Downside Threshold (and the Coupon Barrier), we will pay you at maturity an amount per Note equal to $10 plus the Contingent Coupon otherwise due.

If the Notes are not called and the Final Underlying Value is less than the Downside Threshold, we will pay you at maturity an amount per Note equal to:

$10 + ($10 × Underlying Return)

In this scenario, you will lose a significant portion or all of the principal amount of the Notes in an amount proportionate to the negative Underlying Return.

Underlying Return:	Final Underlying Value – Initial Underlying Value Initial Underlying Value
Downside Threshold:	A percentage of the Initial Underlying Value, as specified on the cover of this pricing supplement
Coupon Barrier:	A percentage of the Initial Underlying Value, as specified on the cover of this pricing supplement
Initial Underlying Value:	The closing value of the Underlying on the Strike Date, as specified on the cover of this pricing supplement. The Initial Underlying Value is not the closing value of the Underlying on the Trade Date.
Final Underlying Value:	The closing value of the Underlying on the Final Valuation Date
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)

Investment Timeline
Strike Date:	The Initial Underlying Value, Downside Threshold and Coupon Barrier were determined.

Quarterly:

If the closing value of the Underlying is greater than or equal to the Coupon Barrier on any Coupon Observation Date, we will pay you a Contingent Coupon payment on the applicable Coupon Payment Date.

The Notes will be called if the closing value of the Underlying on any Call Observation Date (beginning one year after the Trade Date) is greater than or equal to the Initial Underlying Value. If the Notes are called, we will pay you an amount per Note equal to $10 plus the Contingent Coupon otherwise due.

Maturity Date:

The Final Underlying Value is observed on the Final Valuation Date.

If the Notes are not called and the Final Underlying Value is greater than or equal to the Downside Threshold (and the Coupon Barrier), we will pay you at maturity an amount per Note equal to $10 plus the Contingent Coupon otherwise due.

If the Notes are not called and the Final Underlying Value is less than the Downside Threshold, we will pay you at maturity an amount per Note equal to:

$10 + ($10 × Underlying Return)

In this scenario, you will lose a significant portion or all of the principal amount of the Notes in an amount proportionate to the negative Underlying Return.

Investing in the Notes involves significant risks. You will not receive a coupon for any Coupon Observation Date on which the Underlying closes below the Coupon Barrier. The Notes will not be automatically called if the Underlying closes below the Initial Underlying Value on a quarterly Call Observation Date. You will lose a significant portion or all of your principal amount if the Notes are not called and the Final Underlying Value is less than the Downside Threshold. The contingent repayment of principal applies only at maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness. If we default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

[1] Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the accompanying product supplement.

Coupon Observation Dates and Coupon Payment Dates*
Coupon Observation Dates	Coupon Payment Dates
September 16, 2025	September 18, 2025
December 16, 2025	December 18, 2025
March 16, 2026	March 18, 2026
June 16, 2026**	June 18, 2026
September 16, 2026	September 18, 2026
December 16, 2026	December 18, 2026
March 16, 2027	March 18, 2027
June 16, 2027	June 21, 2027
September 16, 2027	September 20, 2027
December 16, 2027	December 20, 2027
March 16, 2028	March 20, 2028
June 16, 2028	June 21, 2028

* Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

** Each Coupon Observation Date (other than the Final Valuation Date), starting from the fourth Coupon Observation Date, which is June 16, 2026, is a Call Observation Date. Thus, the first possible Call Settlement Date will be June 18, 2026.

Key Risks

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Terms and Structure of the Notes

♦	Your Investment in the Notes May Result in a Loss of Principal — The Notes differ from ordinary debt securities in that we are not necessarily obligated to repay the full principal amount of the Notes at maturity. If the Notes are not called and the Final Underlying Value is less than the Downside Threshold, you will be exposed to the negative Underlying Return, and we will pay you less than your principal amount at maturity, if anything, resulting in a loss of principal of your Notes that is proportionate to the percentage decline in the Underlying. Accordingly, you could lose a significant portion or all of the principal amount of the Notes.

♦	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities, and your receipt of any amounts due on the Notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Notes.

♦	The Contingent Repayment of Principal Applies Only If You Hold the Notes to Maturity — The contingent repayment of principal applies only at maturity. If you are able to sell your Notes in the secondary market prior to maturity, you may have to sell them at a loss even if the value of the Underlying is above the Downside Threshold at the time of sale.

♦	You May Not Receive Any Contingent Coupons — We will not necessarily make periodic Contingent Coupon payments on the Notes. If the closing value of the Underlying on a Coupon Observation Date is less than the Coupon Barrier, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If the closing value of the Underlying is less than the Coupon Barrier on each of the Coupon Observation Dates, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a greater risk of principal loss on your Notes.

♦	You Will Not Participate in Any Appreciation of the Underlying, and Any Potential Return on the Notes Is Limited — The return on the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the Underlying. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlying. In addition, the total return on the Notes will vary based on the number of Coupon Observation Dates on which the Contingent Coupon becomes payable prior to maturity or an automatic call. Further, if the Notes are called due to the automatic call feature, you will not receive any Contingent Coupons or any other payment in respect of any Coupon Observation Dates after the applicable Call Settlement Date. Since the Notes could be called as early as the fourth Coupon Observation Date, the total return on the Notes could be minimal. On the other hand, if the Notes have not been previously called and if the value of the Underlying is less than the Initial Underlying Value, as the Maturity Date approaches and the remaining number of Coupon Observation Dates decreases, the Notes are less likely to be automatically called, as there will be a shorter period of time remaining for the value of the Underlying to increase to the Initial Underlying Value. If the Notes are not called, you will be subject to the Underlying’s risk of decline.

♦	The Contingent Coupon Rate Reflects in Part the Volatility of the Underlying and May Not Be Sufficient to Compensate You for the Risk of Loss At Maturity — Volatility is a measure of the degree of variation in the value of the Underlying over a period of time. The greater the volatility of the Underlying, the more likely it is that the value of the Underlying could close below the Downside Threshold on the Final Valuation Date. This risk is generally reflected in a higher Contingent Coupon Rate for the Notes than the interest rate payable on our conventional debt securities with a comparable term. Accordingly, a higher Contingent Coupon Rate will generally be indicative of a greater risk of loss. While the Contingent Coupon is a fixed amount, the Underlying’s volatility can change significantly over the term of the Notes. The value of the Underlying could fall sharply, which could result in missed Contingent Coupon payments and a significant loss of your principal amount.

♦	The Notes May Be Called Early and Are Subject to Reinvestment Risk — The Notes will be called automatically if the closing value of the Underlying is greater than or equal to the Initial Underlying Value on any Call Observation Date (beginning one year after the Trade Date). In the event that the Notes are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest your proceeds in an investment comparable to the Notes, you will incur transaction costs and the original issue price for such an investment is likely to include certain built in costs such as dealer discounts and hedging costs.

♦	Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity — The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.

♦	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underlying on the Dates Specified — Any payment on the Notes will be determined based on the closing values of the Underlying on the dates specified. You will not benefit from any more favorable value of the Underlying determined at any other time.

♦	The Notes Will Be Subject to Risks, Including Non-Payment in Full, under Canadian Bank Resolution Powers — Under Canadian bank resolution powers, the Canada Deposit Insurance Corporation (“CDIC”) may, in circumstances where we have ceased, or are about to cease, to be viable, assume temporary control or ownership over us and may be granted broad powers by one or more orders of the Governor in Council (Canada), including the power to sell or dispose of all or a part of our assets, and the power to carry out or cause us to carry out a transaction or a series of transactions the purpose of which is to restructure our business. See “Description of Debt Securities—Canadian Bank Resolution Powers” in the accompanying prospectus for a description of the Canadian bank resolution powers. If the CDIC were to take action under the Canadian bank resolution powers with respect to us, holders of the Notes could be exposed to losses.

♦	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and significant aspects of the tax treatment of the Notes are uncertain. Moreover, non-U.S. investors should note that persons having withholding responsibility in respect of the Notes may withhold on any coupon paid to a non-U.S. investor, generally at a rate of 30%. We will not pay any additional amounts in respect of such withholding. You should review carefully the section entitled “What Are the Tax Consequences of the Notes?—United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes.

Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes

♦	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates intend to make a market for the Notes; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Notes. Even if a secondary market for the Notes develops, it may not provide enough liquidity to allow you to easily trade or sell the Notes. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price — The initial estimated value of the Notes will be less than the public offering price of the Notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the value of the Underlying, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the underwriting discount, our estimated profit and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, our estimated profit or the hedging costs relating to the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

♦	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.

♦	The Terms of the Notes at Issuance and Their Market Value Prior to Maturity Are Influenced by Many Unpredictable Factors — Many economic and market factors influence the terms of the Notes at issuance and affect their value prior to maturity. These factors are similar in some ways to those that could affect the value of a combination of instruments that might be used to replicate the payments on the Notes, including a combination of a bond with one or more options or other derivative instruments. For the market value of the Notes, we expect that, generally, the value of the Underlying on any day will affect the value of the Notes more than any other single factor. However, you should not expect the value of the Notes in the secondary market to vary in proportion to changes in the value of the Underlying. The value of the Notes will be affected by a number of other factors that may either offset or magnify each other, including:

♦	the value of the Underlying;

♦	whether the value of the Underlying is below the Coupon Barrier or the Downside Threshold;

♦	the actual and expected volatility of the Underlying;

♦	the time remaining to maturity of the Notes;

♦	the dividend rates on the Underlying or the securities composing the Underlying;

♦	interest and yield rates in the market generally, as well as in the markets of the Underlying or the securities composing the Underlying;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the exchange rates between the U.S. dollar relative to the currencies in which the securities composing the Underlying trade; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors influence the terms of the Notes at issuance and affect the price you will receive if you choose to sell the Notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Risks Relating to Conflicts of Interest and Our Trading Activities

♦	Our, Our Affiliates’ and UBS’s Business and Trading Activities May Create Conflicts of Interest — You should make your own independent investigation of the merits of investing in the Notes. Our, our affiliates’ and UBS’s economic interests are potentially adverse to your interests as an investor in the Notes due to our, our affiliates’ and UBS’s business and trading activities, and we, our affiliates and UBS have no obligation to consider your interests in taking any actions that might affect the value of the Notes. Trading by us, UBS and our respective affiliates may adversely affect the value of the Underlying and the market value of the Notes. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

♦	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest — As Calculation Agent, our affiliate, RBCCM, will determine any values of the Underlying and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgments, including those described under “— Risks Relating to the Underlying” below. In making these discretionary judgments, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes. The Calculation Agent will have no obligation to consider your interests as an investor in the Notes in making any determinations with respect to the Notes.

Risks Relating to the Underlying

♦	You Will Not Have Any Rights to the Underlying or Its Component Securities — As an investor in the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlying or its component securities.

♦	The Underlying and the Underlying Index Are Different — The performance of the Underlying will not exactly replicate the performance of the Underlying Index (as defined below). The Underlying is subject to management risk, which is the risk that the investment strategy for the Underlying, the implementation of which is subject to a number of constraints, may not produce the intended results. The Underlying’s investment adviser may have the right to use a portion of the Underlying’s assets to invest in securities or other assets or instruments, including derivatives, that are not included in the Underlying Index. In addition, unlike the Underlying Index, the Underlying will reflect transaction costs and fees that will reduce its performance relative to the Underlying Index.

The performance of the Underlying may diverge significantly from the performance of the Underlying Index due to differences in trading hours between the Underlying and the securities composing the Underlying Index or other circumstances. During periods of market volatility, the component securities held by the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of the Underlying may vary substantially from the net asset value per share of the Underlying.

♦	The Notes Are Subject to Risks Relating to Non-U.S. Securities Markets — The equity securities composing the Underlying are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦	The Notes Are Subject to Risks Relating to Emerging Markets — The equity securities composing the Underlying have been issued by companies based in emerging markets. Emerging markets pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable financial markets and governments; may present the risks of nationalization of businesses; may impose restrictions on currency conversion, exports or foreign ownership and prohibitions on the repatriation of assets; may pose a greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and may have less protection of property rights, less access to legal recourse and less comprehensive financial reporting and auditing requirements than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions. The currencies of emerging markets may also be less liquid and more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. The foregoing factors may adversely affect the performance of companies based in emerging markets.

♦	The Value of the Underlying Is Subject to Currency Exchange Risk — Because the securities composing the Underlying are denominated in non-U.S. currencies and are converted into U.S. dollars for purposes of calculating the value of the Underlying, the value of the Underlying will be exposed to the currency exchange rate risk with respect to each of those non-U.S. currencies relative to the U.S. dollar. An investor’s net exposure will depend on the extent to which each of those non-U.S. currencies strengthens or weakens against the U.S. dollar and the relative weight of the securities denominated in those non-U.S. currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those non-U.S. currencies, the value of the Underlying and the value of the Notes will be adversely affected.

♦	We May Accelerate the Notes If a Change-in-Law Event Occurs — Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or the Underlying or its components, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law-event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of such legal or regulatory changes. See “General Terms of Notes—Change-in-Law Events” in the accompanying product supplement.

♦	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event — The timing and amount of any payment on the Notes is subject to adjustment upon the occurrence of a market disruption event affecting the Underlying. If a market disruption event persists for a sustained period, the Calculation Agent may make a discretionary determination of the closing value of the Underlying. See “General Terms of the Notes—Reference Stocks and Funds—Market Disruption Events,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

♦	Adjustments to the Underlying or to the Underlying Index Could Adversely Affect Any Payments on the Notes — The investment adviser of the Underlying may add, delete or substitute the component securities held by the Underlying or make changes to its investment strategy, and the sponsor of the Underlying Index may add, delete, substitute or adjust the securities composing the Underlying Index, may make other methodological changes to the Underlying Index that could affect its performance or may discontinue or suspend calculation and publication of the Underlying Index. Any of these actions could adversely affect the value of the Underlying and, consequently, the value of the Notes.

♦	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments — The Calculation Agent may in its sole discretion make adjustments affecting any amounts payable on the Notes upon the occurrence of certain events with respect to the Underlying that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the Underlying. However, the Calculation Agent might not make adjustments in response to all such events that could affect the Underlying. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments” in the accompanying product supplement.

♦	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated — If the Underlying is delisted or terminated, the Calculation Agent may select a successor fund. In addition, upon the occurrence of certain reorganization or other events affecting the Underlying, the Calculation Agent may make adjustments that result in payments on the Notes being based on the performance of (i) cash, securities of another issuer and/or other property distributed to holders of the Underlying upon the occurrence of that event or (ii) in the case of a reorganization event in which only cash is distributed to holders of the Underlying, a substitute security, if the Calculation Agent elects to select one. Any of these actions could adversely affect the value of the Underlying and, consequently, the value of the Notes. Alternatively, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments—Reorganization Events” and “General Terms of the Notes—Reference Stocks and Funds—Discontinuation of, or Adjustments to, a Fund” in the accompanying product supplement.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples are hypothetical and provided for illustrative purposes only. You should not take these examples as an indication or assurance of the expected performance of the Underlying. The numbers appearing in the examples and tables below have been rounded for ease of analysis. The following examples and tables illustrate the payment at maturity or upon an automatic call per Note on a hypothetical offering of the Notes, based on the following hypothetical assumptions:

Principal Amount:	$10
Term:	Approximately three years
Contingent Coupon Rate:	5.00% per annum (or 1.25% per quarter)
Contingent Coupon:	$0.125 per quarter
Coupon Observation Dates:	Quarterly
Call Observation Dates:	Quarterly (callable after one year)
Hypothetical Initial Underlying Value*:	$100.00
Hypothetical Coupon Barrier*:	$60.00 (which is 60% of the hypothetical Initial Underlying Value)
Hypothetical Downside Threshold*:	$60.00 (which is 60% of the hypothetical Initial Underlying Value)

* Not the actual Initial Underlying Value, Coupon Barrier or Downside Threshold applicable to the Notes. The actual Initial Underlying Value, Coupon Barrier and Downside Threshold are set forth on the cover page of this pricing supplement.

Example 1 — Notes Are Called on the Fourth Coupon Observation Date.

Date	Closing Value	Payment (per Note)
First Coupon Observation Date	$110.00 (at or above Initial Underlying Value)	$0.125 (Contingent Coupon – Not callable)
Second Coupon Observation Date	$55.00 (below Coupon Barrier)	$0.00 (Not callable)
Third Coupon Observation Date	$50.00 (below Coupon Barrier)	$0.00 (Not callable)
Fourth Coupon Observation Date	$105.00 (at or above Initial Underlying Value)	$10.125
	Total Payment:	$10.25 (2.50% return)

Since the Notes are called on the fourth Coupon Observation Date (which is the first Coupon Observation Date on which the Notes are callable), we will pay you on the Call Settlement Date a total of $10.125 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $0.125 received in respect of the prior Coupon Observation Date on which a Contingent Coupon was paid, we will have paid you a total of $10.25 per Note, for a total return of 2.50% on the Notes. No further amount will be owed to you under the Notes.

Example 2 — Notes Are NOT Called and the Final Underlying Value Is at or above the Downside Threshold.

Date	Closing Value	Payment (per Note)
First Coupon Observation Date	$95.00 (at or above Coupon Barrier; below Initial Underlying Value)	$0.125 (Contingent Coupon – Not callable)
Second Coupon Observation Date	$50.00 (below Coupon Barrier)	$0.00 (Not callable)
Third Coupon Observation Date	$45.00 (below Coupon Barrier)	$0.00 (Not callable)
Fourth through Eleventh Coupon Observation Dates	Various (below Coupon Barrier)	$0.00 (Not called)
Final Valuation Date	$85.00 (at or above Downside Threshold and Coupon Barrier; below Initial Underlying Value)	$10.125 (Payment at Maturity)
	Total Payment:	$10.25 (2.50% return)

At maturity, we will pay you a total of $10.125 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $0.125 received in respect of the prior Coupon Observation Date on which a Contingent Coupon was paid, we will have paid you a total of $10.25 per Note, for a total return of 2.50% on the Notes.

Example 3 — Notes Are NOT Called and the Final Underlying Value Is below the Downside Threshold.

Date	Closing Value	Payment (per Note)
First Coupon Observation Date	$47.50 (below Coupon Barrier)	$0.00 (Not callable)
Second Coupon Observation Date	$52.50 (below Coupon Barrier)	$0.00 (Not callable)
Third Coupon Observation Date	$50.00 (below Coupon Barrier)	$0.00 (Not callable)
Fourth through Eleventh Coupon Observation Dates	Various (below Coupon Barrier)	$0.00 (Not called)
Final Valuation Date	$40.00 (below Downside Threshold and Coupon Barrier)	$10.00 + ($10.00 × Underlying Return) = $10.00 + ($10.00 × -60%) = $10.00 – $6.00 = $4.00 (Payment at Maturity)
	Total Payment:	$4.00 (-60.00% return)

Since the Notes are not called and the Final Underlying Value is less than the Downside Threshold, we will pay you at maturity $4.00 per Note, for a loss of 60.00% on the Notes. No Contingent Coupon payments are payable over the term of the Notes.

The Notes differ from ordinary debt securities in that we are not necessarily obligated to repay the full principal amount of the Notes at maturity. If the Notes are not called and the Final Underlying Value is less than the Downside Threshold, you will be exposed to the negative Underlying Return, and we will pay you less than your principal amount at maturity, if anything, resulting in a loss of principal of your Notes that is proportionate to the percentage decline in the Underlying.

Your receipt of any amounts due on the Notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

What Are the Tax Consequences of the Notes?

United States Federal Income Tax Considerations

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Generally, this discussion assumes that you purchased the Notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Underlying. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Note.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid financial contracts with associated coupons, and any coupons as ordinary income, as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts with Associated Coupons” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the Notes and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the Trade Date. A different tax treatment could be adverse to you.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes. An alternative characterization of the Notes could materially and adversely affect the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Non-U.S. Holders. The U.S. federal income tax treatment of the coupons is unclear. To the extent that we have withholding responsibility in respect of the Notes, we would expect generally to treat the coupons as subject to U.S. withholding tax. Moreover, you should expect that, if the applicable withholding agent determines that withholding tax should apply, it will be at a rate of 30% (or lower treaty rate). In order to claim an exemption from, or a reduction in, the 30% withholding under an applicable treaty, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the coupons.

As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the Notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the Notes, please see the section entitled “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement, which you should carefully review prior to investing in the Notes.

Information about the Underlying

According to publicly available information, the Underlying is an exchange-traded fund of iShares®, Inc., a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of large- and mid-capitalization emerging market equities, which is currently the MSCI Emerging Markets Index (the “Underlying Index”). The Underlying Index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of the large- and mid-cap segments of global emerging markets. For more information about the Underlying, see “Exchange-Traded Funds—The iShares® ETFs” in the accompanying underlying supplement.

Historical Information

The following graph sets forth historical closing values of the Underlying for the period from January 1, 2015 to June 16, 2025. The solid line represents the Coupon Barrier and Downside Threshold. We obtained the information in the graph from Bloomberg Financial Markets, without independent investigation. The historical performance of the Underlying should not be taken as an indication of its future performance. We cannot give you assurance that the performance of the Underlying will result in the return of all of your initial investment.

iShares® MSCI Emerging Markets ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Notes that it will purchase from us to investors or to its affiliates at the price to public listed on the cover page of this pricing supplement. UBS may allow a concession not in excess of the underwriting discount set forth on the cover page of this pricing supplement to its affiliates for distribution of the Notes.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” in the accompanying product supplement.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately six months after the Settlement Date, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Notes that we repurchase and our negotiated arrangements from time to time with UBS.

RBCCM or another of its affiliates or agents may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

For additional information about the settlement cycle of the Notes, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

Structuring the Notes

The Notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the underwriting discount and the hedging-related costs relating to the Notes reduce the economic terms of the Notes to you and result in the initial estimated value for the Notes being less than their public offering price. Unlike the initial estimated value, any value of the Notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Notes. The economic terms of the Notes and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Key Risks—Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes—The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price” above.